The Tax-Exempt Bond Fund of America

July 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$231,655
Class B	$256
Class C	$8,319
Class F1	$44,346
Class F2	$28,978
Total	$313,554
Class R-6	$7,635
Total	$7,635

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4242
Class B	$0.3277
Class C	$0.3211
Class F1	$0.4079
Class F2	$0.4420
Class R-6	$0.4557

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	569,636
Class B	555
Class C	26,923
Class F1	113,694
Class F2	76,348
Total	787,156
Class R-6	20,836
Total	20,836

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.96
Class B	$12.96
Class C	$12.96
Class F1	$12.96
Class F2	$12.96
Class R-6	$12.96